Exhibit 10.6

GUARANTY AND SECURITY AGREEMENT

This Guaranty and Security Agreement, dated as of October 28, 2011, is entered into by and among DT ACCEPTANCE CORPORATION (“DTAC”), an Arizona corporation, GFC LENDING, LLC (f/k/a Go Financial Company, LLC) (“GFCL”), an Arizona limited liability company, DT CREDIT COMPANY, LLC (“DTCC”), an Arizona limited liability company, DT JET LEASING, LLC (“DTJL”), an Arizona limited liability company (each, a “Guarantor” and collectively, the “Guarantors”), and WELLS FARGO BANK, N.A., a national banking association (“WFBNA”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Fourth Amended and Restated Loan and Security Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”) by and among DriveTime Automotive Group, Inc., a Delaware Corporation, DriveTime Sales and Finance Company, LLC, an Arizona limited liability company, DriveTime Car Sales Company, LLC, an Arizona limited liability company, and DriveTime Ohio Company, LLC, as borrowers (individually and collectively, “Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Agent, the Lenders have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof; and

WHEREAS, Agent has agreed to act as agent for the benefit of the Lenders in connection with the transactions contemplated by the Loan Agreement and this Agreement; and

WHEREAS, in order to induce the Lenders to enter into the Loan Agreement and the other Loan Documents, and to induce the Lenders to make financial accommodations to Borrowers as provided for in the Loan Agreement and the other Loan Documents, (a) each Guarantor has agreed to guaranty the Guaranteed Obligations (as hereinafter defined), and (b) each Guarantor has agreed to grant to Agent, for the benefit of the Lenders, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Guaranteed Obligations; and

WHEREAS, each Guarantor is an Affiliate of the Borrowers and, as such, will benefit by virtue of the financial accommodations extended to Borrowers by the Lenders.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I – DEFINITIONS

Section 1.1 Definitions. All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Loan Agreement. When the terms are used in the plural, the plural forms of the meanings shall apply. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Loan Agreement; provided, that to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

Agreement: this Guaranty and Security Agreement.

Borrower: each of (a) DriveTime Automotive Group, Inc., a Delaware corporation, (b) DriveTime Sales and Finance Company, LLC, an Arizona limited liability company, (c) DriveTime Car Sales Company, LLC, an Arizona limited liability company, (d) DriveTime Ohio Company, LLC, an Arizona limited liability company, and (e) any other Person now or hereafter named as a Borrower under the Loan Agreement.

Collateral: the Property in which Lenders are granted a security interest pursuant to Section 6.1 of the Loan Agreement and, to the extent Guarantor has any right, title and/or interest therein, pursuant to Section 3.1 of this Agreement.

Guaranteed Obligations: all liabilities and obligations (a) of Borrowers to Agent and Lenders with respect to the Obligations evidenced by the Loan Documents and all obligations of any Borrower to any Lender or any Lender Affiliate under any Swap Agreement executed in connection with or related to the Obligations, (b) of Guarantors to Agent and Lenders with respect to the Obligations evidenced by the Loan Documents and all obligations of any Guarantor to any Lender or any Lender Affiliate under any Swap Agreement executed in connection with or related to the Obligations, in each case, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or acquired, and all modifications, extensions and renewals thereof, fees and expenses incurred by any Lender (including any fees or expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency proceeding), or otherwise, and any and all expenses (including reasonable counsel fees and expenses) incurred by Agent and/or any Lender, in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, Guaranteed Obligations shall include all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrowers to Agent or any Lender but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other insolvency proceeding or similar proceeding involving any Borrower or any Guarantor.

Guarantor: each of (a) DTAC, (b) GFCL, (c) DTCC, (d) DTJL, and (e) any other Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations of Borrowers.

Guarantor Contract Collateral: this term has the meaning provided in ARTICLE X of this Agreement.

Guarantors’ Places of Business: those locations set forth in Exhibit 4.1(A), including any third party servicer locations to which a Guarantor may send a Motor Vehicle to prepare the Motor Vehicle for sale or repair.

Guaranty: the guaranty set forth in ARTICLE II hereof.

Lender: each of (a) Wells Fargo Bank, N.A., a national banking association, (b) Santander Consumer USA Inc., an Illinois corporation, (c) Manheim Automotive Financial Services, Inc., a Delaware corporation, and (d) any other Person now or hereafter lending funds to Borrowers under the Loan Agreement.

Loan Agreement: has the meaning specified therefor in the recitals to this Agreement.

Section 1.2 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE II – GUARANTY

Section 2.1 Guaranty. In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the Advances, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guaranteed Obligations. If any or all of the Guaranteed Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to Agent, for the benefit of the Lenders, together with any and all expenses that may be incurred by Agent or any Lender in demanding, enforcing, or collecting any of the Guaranteed Obligations (including the enforcement of any Collateral for such Guaranteed Obligations or any Collateral for the obligations of the Guarantors under this Guaranty). If claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guaranteed Obligations and Agent or any Lender repays all or part of said amount by reason of (a) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any Guarantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

Section 2.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to Agent, for the benefit of the Lenders, whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Section 12.1(f), Section 12.1(g) or Section 12.1(h) of the Loan Agreement, and irrevocably and unconditionally promises to pay such indebtedness to Agent, for the benefit of the Lenders, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.

Section 2.3 Nature of Liability. The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Borrower or by any other Person, (b) any payment on, or in reduction of, any such other guaranty or undertaking, (c) any dissolution, termination, or increase, decrease, or change in personnel by any Borrower or any Guarantor, (d) any payment made to Agent, or any Lender on account of the Guaranteed Obligations which Agent, or such Lender, repays to any Borrower or any Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (e) any action or inaction by Agent or any Lender, or (f) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

Section 2.4 Continuing Guaranty. This Guaranty includes all present and future Guaranteed Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guaranteed Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guaranteed Obligations after prior Guaranteed Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guaranteed Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Guaranteed Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lender in existence on the date of such revocation, (d) no payment by any Guarantor, any Borrower, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (e) any payment by Borrowers or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Lenders) and its successors, transferees, or assigns.

Section 2.5 Independent Obligations. The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or any Borrower or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or any Borrower or any other Person and whether or not any other Guarantor or any Borrower or any other Person be joined in any such action or actions. Each of the Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Guarantors.

Section 2.6 Authorization. Each of the Guarantors authorizes Agent and the Lenders, without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter, any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed, or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Obligations or any of the Guaranteed Obligations (including any of the obligations of all or any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;

(c) exercise or refrain from exercising any rights against any Borrower or any other Guarantor;

(d) release or substitute any one or more endorsers, guarantors, any Borrower, or other obligors;

(e) settle or compromise any of the Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors;

(f) apply any sums by whomever paid or however realized to any liability or liabilities of any Borrower to Agent or any Lender, regardless of what liability or liabilities of such Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, or any of such other instruments or agreements; or

(h) take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty.

Section 2.7 Reliance. It is not necessary for Agent or any Lender to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 2.8 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and the Lenders with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Borrower or any other Guarantor or whether any Borrower or any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit;

(c) any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including Agent or any Lender;

(e) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor;

(f) any right or defense arising by reason of any claim or defense based upon an election of remedies by Agent, on behalf of the Lenders, including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Borrower or any guarantors or sureties;

(g) any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Borrower or any other Guarantor; or

(h) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

Section 2.9 Waivers.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Agent or any Lender to (i) proceed against any Borrower or any other Guarantor or any other Person, (ii) proceed against or exhaust any security held from any Borrower or any other Guarantor or any other Person, or (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Borrower, any Guarantor, any other Person, or any Collateral, or (iv) pursue any other remedy in Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower or any Guarantor or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any Guarantor or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor other than payment of the Obligations to the extent of such payment. Agent shall at the request of, or may with the consent of, the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent or any Lender may have against any Borrower or any Guarantor or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Obligations have been paid.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest,

notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Borrower’s and each Guarantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that neither Agent nor any Lender shall have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

(c) No Guarantor will exercise any rights that it may now or hereafter acquire against any Borrower or any Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Lender against any Borrower, any Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Inventory Facility has been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent and for the benefit of the Lenders, and shall forthwith be paid to Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.

(d) Each of the Guarantors represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by law.

ARTICLE III – COLLATERAL: GENERAL TERMS

Section 3.1 Security Interest. To secure the performance and payment of the Guaranteed Obligations and all of the Guarantors’ existing and future obligations to the Lenders arising under or related to this Agreement or any other Loan Document (including, without limitations, all amounts which constitute part of the Guaranteed Obligations and would be owed by Borrowers to Agent or the Lenders or any of them but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an insolvency proceeding involving any Borrower due to the existence of such insolvency proceeding), the Guarantors hereby grant to Agent, on behalf of the Lenders, a continuing security interest in and to all of the following property of each Guarantor, whether now owned or existing or hereafter arising or acquired and regardless of where located:

(a) Inventory; Motor Vehicles; Certificates of Title related to Inventory and Motor Vehicles; insurance policies; and benefits and rights under insurance policies, all as related to Inventory and Motor Vehicles, which such Guarantor is solely or jointly the owner of, insured under, the lienholder or loss payee under, or the beneficiary of;

(b) accessions to, substitutions for and all replacements, products and proceeds of, any of the foregoing property; and

(c) books and records (including, without limitation, financial statements, accounting records, customer lists, credit files, computer programs, electronic data, print-outs and other computer materials and records) of each Guarantor pertaining to any of the foregoing property;

provided, however, that the Collateral (including without limitation, proceeds of Collateral) shall not include the Guarantor Contract Collateral.

Section 3.2 Disclosure of Security Interest. Each Guarantor shall make appropriate entries upon its financial statements and its books and records disclosing the Agent’s security interest in the Collateral for the benefit of the Lenders.

Section 3.3 Additional Acts. Each Guarantor shall perform all other acts as reasonably requested by the Agent or the Lenders for the purpose of perfecting, protecting, maintaining and enforcing the security interest of Agent, on behalf of Lenders, in the Collateral and the priority of such security interest. Each Guarantor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or a financing statement is sufficient as a financing statement. Each Guarantor, upon request of Agent, shall either pay or reimburse Agent for all costs, filing fees and taxes associated with the perfection of Agent’s security interest.

Section 3.4 Inspection and Access.

(a) Inspections. Agent, on behalf of the Lenders, and its agents (including, but not limited to representatives of any inspection agent appointed by any Lender), shall have the right, at any time, to (i) during the Guarantors’ usual business hours, inspect the Collateral and the premises upon which any of the Collateral is located; (ii) during the Guarantors’ usual business hours, inspect, audit and make copies or extracts from any of the Guarantors’ records, computer systems, files, and books of account related to the Collateral; (iii) during the Guarantors’ usual business hours, monitor the Guarantors’ performance of their obligations with respect to this Agreement; (iv) obtain information about the Guarantors’ affairs and finances from any Person; and (v) verify, in the Agent’s name or in the name of the Guarantors, the validity, amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral. Each Guarantor, shall, upon the Agent’s request from time to time, instruct its vendors and its accountants to make available to the Agent and discuss with the Agent such information and records as the Agent may reasonably request. Each Guarantor authorizes the

Agent, if requested by a Person other than a credit reporting agency and without request if the Person is a credit reporting agency, to provide that Person with information about the Guaranteed Obligations, Collateral and such Guarantor’s performance of this Agreement. If any Guarantor maintains or stores any data with respect to Collateral on a computer data system, any Guarantor shall upon request of the Agent provide the Lenders with (i) on-line access to such computer data system and (ii) deliver to the Lenders duplicate copies of the requested data in machine readable form acceptable to the Lenders along with a printout or other hard copy of such data. If at any time during the term of this Agreement, Agent or any of the Lenders establish on-line access to the Guarantors’ computer systems, Agent and each such Lender shall exercise such care as it exercises with respect to its own computer systems regarding the integrity and confidentiality of the Guarantors’ information therein, Agent and each such Lender shall restrict its access to those parts of the Guarantors’ computer systems that relate to the Collateral and Agent and each such Lender shall observe all reasonable security requirements relating to the Guarantors’ computer systems as Agent and such Lender is advised of by the Guarantors; provided, however, that such observance shall in no way prevent Agent or such Lender from accessing Guarantors’ information. Upon the written consent of the Required Lenders, each Lender and its agents (including, but not limited to, representatives of any inspection agent appointed by any Lender) may inspect and otherwise take the same actions as Agent set forth in this Section 3.4. Notwithstanding anything set forth herein to the contrary and provided that no Pre-Default Event or Event of Default shall have occurred and be continuing hereunder or under any of the Loan Documents, Agent, on behalf of the Lenders, and its agents shall not conduct such inspection and/or audit more than one (1) time in any Accounting Period; provided, however, that the duration and scope of any such inspection and/or audit conducted during an Accounting Period may comprise of and extend across multiple days, which days may or may not be consecutive, all as determined by Agent.

(b) Collateral Representative; Lenders Inspection Agent. Guarantors acknowledge that the Lenders Inspection Agent (as defined in the Loan Agreement) shall perform collateral inspection and audit services for the Lenders, including, but not limited to, inspections and audits with respect to the Collateral at the Guarantors’ Places of Business. The Borrowers shall pay the Collateral Administrative Fee and reimburse each Collateral Representative for all Inspection Fees as provided in Section 6.4(b) of the Loan Agreement.

(c) Additional Inspection Agent. Furthermore, the Lenders shall have the right to appoint an inspection agent (the “Additional Lenders Inspection Agent”) performing the same services and having the same responsibilities as the Lenders Inspection Agent. If the other Lenders appoint such an agent, the Borrowers shall pay the Additional Lenders Inspection Agent’s fees as provided in Section 6.4(c) of the Loan Agreement.

(d) Timing of Inspections. Notwithstanding anything set forth herein to the contrary, each inspection conducted by any party pursuant to this Section 3.4 shall be conducted at the same time, and in concert with, an inspection conducted by Agent or its representatives pursuant to Section 6.4 of the Loan Agreement.

Section 3.5 Agent Authorization. By execution of this Agreement, each Guarantor authorizes Agent and any of its officers or employees to execute and file, on behalf of such Guarantor and without such Guarantor’s signature, original financing statements, amendments, continuation statements, and any other documents Agent deems necessary or desirable to protect the interests of the Lenders. Each Guarantor authorizes Agent to supply any omitted information and correct errors in any document executed by or on behalf of such Guarantor.

Section 3.6 Change of Collateral, Location, Office or Structure. The Guarantors shall keep the Inventory and the Motor Vehicles at the Guarantors’ Places of Business or at an auction location to the extent customary to do so and shall, at a Lender’s or Agent’s request, advise the Lenders and Agent of the location of any other Collateral. No Guarantor shall change its name, jurisdiction of organization, trade name, principal place of business or chief executive office as listed in Exhibit 4.1(A) unless such Guarantor gives the Lenders and Agent at least forty-five (45) days prior written notice of such change and prior thereto has taken all actions that the Required Lenders require to maintain the priority and perfection of their security interests in, and access to, the Collateral. Upon changing the location of any existing service center or other Guarantors’ Place of Business (other than third party service centers), the Guarantors shall provide the Lenders and Agent with an amended Exhibit 4.1(A) reflecting such change.

Section 3.7 Termination of Security Interests. The security interests of Agent, on behalf of the Lenders, in the Collateral shall continue until performance and payment in full of all of the Obligations to the Lenders in accordance with the terms of agreements creating such obligations; and if, at any time, all or part of a payment or transfer made by any Borrower or any Guarantor or any other Person and applied by the Lenders to the Obligations is rescinded or otherwise must be returned by Lenders for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Borrower or any Guarantor or such other Person), the security interest granted hereunder or under any other present or future agreement between the Guarantors and the Agent and/or the Lenders, and all rights of the Agent, on behalf of the Lenders, and the Lenders, shall be reinstated as to the obligations which were satisfied by the payment or transfer rescinded or returned, all as though such payment or transfer had not been made, and the Guarantors shall take the action requested by the Agent to re-perfect all terminated security interests and to reinstate all satisfied obligations.

Section 3.8 Liability for Collateral. Guarantors hereby agree that: (a) so long as Agent and the Lenders comply with their respective obligations, if any, under the UCC, neither the Agent nor any Lender shall in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers or Guarantors, as the case may be.

Section 3.9 Financing Statements Filings. Notwithstanding anything set forth herein and notwithstanding the order of filing of any financing statements or other instruments by any party hereto with respect to the Collateral or the possession by Agent or any Lender of any such Collateral, the parties acknowledge that the Lead Lender shall have first priority to the extent of the Swing Line Advances and, thereafter, the Lenders shall have equal priority. Each Guarantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Guarantor’s rights under Section 9-509(d)(2) of the UCC.

Section 3.10 Constructive Trust. The Guarantors do not take and/or receive title or beneficial ownership to Motor Vehicles or Inventory in the ordinary course of Guarantors’ business. In the event that any Guarantor or any other Person included in the definition of DTCG (other than a Borrower) and/or any Affiliate of any Guarantor or any other Person included in the definition of DTCG receives and/or takes title to or beneficial ownership of any Motor Vehicle or Inventory that would be deemed Collateral if such title or beneficial ownership was held by a Borrower, then Guarantor shall, or Guarantor shall cause such Person, to receive and hold the same in trust, for the benefit of Car Sales, and immediately assign the same to Car Sales, and such Motor Vehicle or Inventory shall be deemed Collateral hereunder.

ARTICLE IV– REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

Section 4.1 Representations of the Guarantors. The Guarantors, jointly and severally, hereby make the following representations and warranties. The representations and warranties are made as of the execution and delivery of this Agreement, and each time the Borrowers request an Advance the representations and warranties are deemed to be made again at that time. The Agent’s or any Lender’s knowledge of any breach of the representations and warranties contained herein shall not void any of the representations or warranties or affect the Agent’s or such Lender’s rights with respect to the breach.

(a) Organization, Good Standing, Name and Location. DTAC is a corporation, duly organized, validly existing and in good standing under the laws of the States where it conducts business, with power and authority to own its properties and to conduct its business. Each of GFCL, DTCC and DTJL is a limited liability company, duly organized, validly existing and in good standing under the laws of the States where it conducts business, with power and authority to own its properties and to conduct its business. Each Guarantor has, is in good standing under, and is in compliance with, all governmental approvals, licenses, permits, certificates, inspections, consents and franchises necessary to conduct its business, to enter into and perform the Loan Documents and to own and operate its business. Each Guarantor’s jurisdiction of organization is set forth on Exhibit 4.1(A). The addresses of each Guarantor’s places of business including, without limitation, the locations where such Guarantor conducts such Guarantor’s retail sales of Inventory and Motor Vehicles, the location of such

Guarantor’s inspection centers/reconditioning centers, such Guarantor’s principal place of business and chief executive office, and such Guarantor’s proposed places of business are set forth in Exhibit 4.1(A). During the preceding five (5) years, each Guarantor has not been known by or used any other corporate, trade or fictitious name except as disclosed in Exhibit 4.1(A). No Guarantor uses the trade or fictitious name of “DriveTime”.

(b) Due Qualification. Each Guarantor has, and is in good standing under, all licenses, permits, and approvals in all jurisdictions that are required for such Guarantor’s performance of the Loan Documents.

(c) Power and Authority. Each Guarantor has the power and authority to execute the Loan Documents and carry out their terms, and the execution and performance of the Loan Documents have been duly authorized by all necessary corporate or limited liability company action. The execution and performance of the Loan Documents by each Guarantor does not require the consent or approval of any Person.

(d) Valid and Binding Obligations. The Loan Documents constitute valid loan obligations of each Guarantor and a valid granting of a security interest in the Collateral to Lenders, and are legal, valid and binding obligations of each Guarantor enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, other similar laws affecting creditors generally and by equitable principles.

(e) No Violation. Each Guarantor’s execution and performance of the Loan Documents do not conflict with, result in any breach of, nor constitute (with or without notice or lapse of time) a default under, (i) the articles of incorporation or bylaws of DTAC, or (ii) the articles of organization or operating agreement of any of GFCL, DTCC or DTJL, or (iii) any indenture, instrument, agreement, or court order by which it is bound, or (iv) any applicable law, rule or regulation, nor (v) does it result in the creation or imposition of any Lien upon any of such Guarantor’s properties other than that granted to Lenders.

(f) No Proceedings. Except as otherwise set forth on Exhibit 4.1(F), there are no proceedings or investigations pending, or to the best of each Guarantor’s knowledge, overtly threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over any Guarantor or its properties, which (i) assert the invalidity of the Loan Documents, (ii) seek to prevent the consummation of any of the transactions contemplated by the Loan Documents, (iii) seek any determination or ruling that, if determined adversely to any Guarantor, would materially and adversely affect the Collateral, any Guarantor’s ability to perform its obligations under the Loan Documents, the validity or enforceability of the Loan Documents, Lenders’ rights under the Loan Documents, or any Guarantor’s financial condition or business, or (iv) allege that any Guarantor is in violation of any statute, regulation, rule or ordinance of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof except in connection with complaints of Contract Debtors made in the normal course of any Guarantor’s business and not of a material nature.

(g) Collateral. Guarantors do not receive and/or take title or beneficial ownership of the property included within the definition of Collateral in the ordinary course of Guarantors’ business. To the extent that Guarantors have received and/or taken title or beneficial ownership of Motor Vehicles, Inventory or any other Collateral, each Guarantor has good and marketable ownership of and legal and beneficial title to such Collateral and such Collateral is free and clear of all Liens, claims, charges, defenses, counterclaims, offsets, encumbrances and security interests of any kind or nature, except the Permitted Liens and shall hold such Collateral in accordance with the provision of Section 3.10. The security interests granted to Lenders in the Collateral included on the applicable Inventory Advance Value Certificate are perfected first priority security interests and no claim of ownership or other interest has been asserted which would be a breach of this Section 4.1(g). Notwithstanding anything to the contrary set forth herein, to the extent the Collateral is a Motor Vehicle and is not included as an Eligible Vehicle on an Inventory Advance Value Certificate, the Guarantor’s title to any such Motor Vehicle may be subject to a Purchase Money Lien, not otherwise released within the time periods provided for in the definition of “Permitted Lien”.

(h) Taxes. All required federal, state and local tax returns of each Guarantor have been accurately prepared and duly and timely filed (within the initial or extended time period allowed therefore) and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid. No Guarantor has been delinquent in the payment of any tax, assessment or other governmental charge, which could adversely affect in any way the Collateral.

(i) Status and Condition. As of the date hereof and immediately after giving effect to each Advance, the fair value of the assets of the Guarantors is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Guarantors in accordance with GAAP) of the Guarantors, each Guarantor is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and propose to engage. No Guarantor intends to incur, or believes that it has incurred, debt beyond its ability to pay such debts as they mature. No Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any Guarantor or any of its assets. No Guarantor is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

(j) Disclosure. There is no fact known to any Guarantor which such Guarantor has not disclosed to any Lender in writing with respect to the Collateral or the assets, liabilities, financial condition or activities of any Guarantor or its Affiliates which would or may be likely to have a material adverse effect upon the Collateral or any Guarantor’s ability to perform its obligations under the Loan Documents. All information and documents prepared by the Guarantors and provided to any Lender at any time are true and accurate at the time of delivery. No Guarantor has any knowledge that any information or documents, not prepared by any Guarantor but delivered by any Guarantor to any Lender were not true and accurate at the time of delivery.

(k) Articles of Incorporation/Organization and Good Standing. DTAC’s Articles of Incorporation received by Lenders pursuant to this Agreement has not been modified. Each of GFCL’s, DTCC’s and DTJL’s Articles of Organization received by Lender pursuant to this Agreement has not been modified. No Guarantor has taken or allowed any action that would result in it not being in good standing. No Guarantor has received notice of any actual or threatened action to revoke its articles of incorporation or articles of organization, as the case may be, or good standing.

(l) Financial Statements. All financial statements of the Guarantors and Affiliates delivered to Lenders fairly present the assets, liabilities and financial condition and income as of the dates thereof. There are no material omissions from the financial statements and there has been no development or event nor any prospective development or event with respect to the assets, liabilities or financial condition since the date of the most recently delivered financial statements, which has had or should reasonably be expected to have a Material Adverse Effect. There exists no equity or long-term investments in, or outstanding advances to, or guaranties of, any Person except such equity, investment, advances, or guaranties disclosed in the financial statements. The financial statements accurately disclose all transactions with Affiliates.

(m) No Defaults. No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement and the other Loan Documents or any Guarantor’s performance hereunder or thereunder, constitute an Event of Default. No Guarantor is in default, and no event has occurred and is continuing, and no condition exists, which constitutes, or with the passage of time or the giving of notice or both, would constitute, a default under any material agreement between any Guarantor and any Person, including the payment of any debt or other obligation permitted under the Loan Documents to any Person for borrowed funds, or any obligation relating to the securitization of any assets of any Guarantor or any Affiliate of any Guarantor.

(n) Investment Company Act. No Guarantor or any respective Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Guarantor is subject to any Federal or state statute or regulation, which limits its ability to incur Indebtedness.

(o) Location of Books and Records. The location where each Guarantor keeps its books and records including all computer tapes and records relating to the Collateral is its chief executive office, chief operating office or as set forth on Exhibit 4.1(A) attached hereto.

(p) Subsidiaries. All of the Subsidiaries of the Guarantors at the date hereof are listed on Exhibit 4.1(P) attached hereto, as amended, modified or supplemented from time to time. Exhibit 4.1(P) attached hereto sets forth and indicates those Subsidiaries of the Guarantors, as of the date of this Agreement, that are active and those that are not active. Those Subsidiaries listed as not active do not have any assets and are not conducting business. None of the Guarantors or their Subsidiaries or Affiliates engage in the sale of Motor Vehicles. None of the Guarantors or their Subsidiaries or Affiliates take title to any Motor Vehicles for sale or financing of such Motor Vehicles.

(q) ERISA and Labor Issues. Each Plan to which any Guarantor makes direct contributions, and, to the knowledge of each Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which any Guarantor would be under an obligation to furnish a report to the Lenders under Section 5.12 hereof. No Guarantor is a party to any collective bargaining contract.

(r) Licenses. No Lender will be required as a result of financing or taking a pledge of the Collateral to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.

(s) Leases. Each Guarantor enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating, and all of such material leases are valid and subsisting and no material default by the applicable Guarantor exists under any of them.

(t) Patriot Act. To the extent applicable, each Guarantor is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the loans made hereunder will be used by any Borrower or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V – AFFIRMATIVE COVENANTS

The following covenants shall remain in effect until the full payment and performance of all of the Guaranteed Obligations to the Lenders:

Section 5.1 Books and Records. Each Guarantor shall maintain accurate and complete books and records with respect to the Collateral and such Guarantor’s business. All accounting books and records shall be maintained in accordance with GAAP consistently applied.

Section 5.2 Continuity of Business and Compliance. Each Guarantor shall maintain its corporate existence or limited liability company existence, as the case may be, and shall continue in business in a prudent, reasonable and lawful manner with all necessary licenses, permits, and qualifications necessary to perform this Agreement. Each Guarantor shall take the steps necessary for the representations and warranties in ARTICLE IV to be true at all times. In the event that any Guarantor learns that a representation and warranty in ARTICLE IV is no longer true, it shall notify Agent within one (1) Business Day after learning thereof. Each Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

Section 5.3 Financial Statements and Access to Records. The Guarantors shall deliver to Agent and each Lender:

(a) (i) as soon as available and in any event within fifteen (15) days after the end of each month, the unaudited consolidated balance sheets of DTCG as at the end of such month and the related unaudited combined statements of income for DTCG for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of an officer of the Guarantors, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of DTCG in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii) as soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of DTCG, the unaudited consolidated balance sheets of DTCG as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for DTCG for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of an officer of the Guarantors, which certificate shall state that each such consolidated financial statement fairly presents the financial condition and results of operations of DTCG in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of DTCG, the audited consolidated balance sheets of DTCG as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for DTCG for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of DTCG at the end of, and for, such fiscal year in accordance with GAAP, containing a footnote stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Pre-Default Event or Event of Default;

(c) from time to time such other information regarding the financial condition, operations, liabilities, or business of the Guarantors as Agent may reasonably request, including,

without limitation, if at any time Guarantors cease being public reporting entities, such information as the Guarantors are currently required to publicly report as of the Effective Date in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission; and

(d) as soon as reasonably possible, and in any event within thirty (30) days after an officer knows, or with respect to any Plan or Multiemployer Plan to which the Guarantors or any of their Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Guarantors setting forth details respecting such event or condition and the action, if any, that the Guarantors or any of their ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Guarantor or an ERISA Affiliate with respect to such event or condition):

(i) any Reportable Event, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Guarantor or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Guarantor or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(e) an organizational chart of Borrowers and Guarantors, on a quarterly basis, at the same time as Guarantors furnish the financial statements pursuant to paragraphs (a)(ii) and paragraph (b) above and at any other time as reasonably requested by Agent.

The Guarantors will furnish to the Lenders, (i) on a quarterly basis, at the time they furnish the financial statements pursuant to paragraphs (a)(ii) and paragraph (b) above, detailed calculations for each financial covenant required pursuant to Section 5.5 hereof and (ii) at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of an officer of the Guarantors (a “Compliance Certificate”) to the effect that, to the best of such officer’s knowledge, the Guarantors during such fiscal period or year have observed or performed all of their covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Pre-Default Event or Event of Default except as specified in such certificate (and, if any Pre-Default Event or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Guarantors have taken or proposes to take with respect thereto), in the form attached hereto as Exhibit 5.3.

Section 5.4 Subsequent Actions. At the request of Agent, the Guarantors shall execute and deliver to the Agent after execution of this Agreement such documents or take such further action as the Required Lenders deem reasonably necessary to carry out this Agreement, in order to perfect and protect the security interest granted hereby, to create, perfect or protect the security interest purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

Section 5.5 Financial Covenants.

(a) The Leverage Ratio, as of any Quarterly Measurement Date, shall be not greater than 5.0:1.0.

(b) Available Liquidity, as of the last day of any Accounting Period and as of the Funding Date of any Inventory Facility Advance (other than a Swing Line Advance) made during a Utilization Period, shall be not less than Twenty Million Dollars ($20,000,000.00).

(c) At all times, the Net Worth of the DT Entities On A Consolidated Basis shall be equal to or greater than $325,000,000, plus 50% of positive net income earned after December 31, 2009.

Section 5.6 Litigation Matters. Each Guarantor shall notify each Lender in writing, promptly upon its learning thereof, of any litigation, arbitration or administrative proceeding which such Guarantor reasonably believes may have a Material Adverse Effect on the Guarantors or their Affiliates, or the ability of the Guarantors to perform the Loan Documents or which in any way involve Lenders’ security interest in the Collateral or other rights under the Loan Documents.

Section 5.7 Intentionally Omitted.

Section 5.8 Payment of Obligations. The Guarantors shall pay and perform, as and when due, all of their obligations, including, without limitation, all of their obligations to the Lenders.

Section 5.9 Guarantors’ Insurance. At Guarantors’ expense, the Guarantors shall maintain insurance covering the Collateral in amount, adequacy and scope satisfactory in all respects to Agent, in its sole discretion, on behalf of all Lenders. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent. The Guarantors shall provide Agent, on behalf of the Lenders, with certificates as to policies of such insurance covering the Inventory together with evidence that the premium therefor has been paid and that the Agent and the Lenders, as their interests may appear, have been named as loss payee and additional insured on such policies. The proceeds of loss under such policies are hereby assigned to the Agent, on behalf of the Lenders. If Guarantors fail to maintain such insurance, Agent may arrange for such insurance, but at Guarantors’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims and Agent may treat any amounts expended by it in regard to obtaining such insurance as Protective Advances. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The risk of loss or damage to the Collateral shall at all times remain solely with the Guarantors.

Section 5.10 Unencumbered Inventory. The Guarantors shall at all times maintain the Collateral free and clear of all Liens, security interests and encumbrances other than Permitted Liens.

Section 5.11 Multiple Guarantors; Guarantors’ Agent. If more than one Person is named as Guarantor hereunder, all Guaranteed Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. The Agent and the Lenders shall have the right to deal with any individual of any Guarantor with regard to all matters concerning the rights and obligations of the Agent and the Lenders hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, shareholders, managers, members and/or agents of any Guarantor with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Guarantors hereunder. Each Guarantor hereby appoints DTAC as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of the Lenders to enter into the terms of the Loan Documents and to consummate the transactions contemplated thereby. This appointment and authorization is for the convenience of the parties and does not relieve any Guarantor of any of its obligations to the Lenders.

Section 5.12 Duty to Notify Lenders. The Guarantors shall give prompt notice in accordance with the requirements of this Section 5.12 to Agent, on behalf of the Lenders, and each Lender as set forth in Section 9.2 below:

(a) upon any Guarantor becoming aware of, and in any event within two (2) Business Days after, the occurrence of (i) any Pre-Default Event or Event of Default under any Loan Document or (ii) any breach, event of default or default, event of termination, acceleration or the occurrence of any event requiring a mandatory prepayment or mandatory offer to purchase (or similar event) under any Swap Agreement or any other material agreement of any Borrower, any Guarantor or any Subsidiary of either Parent Company, including, without limitation, under those credit facility agreements set forth on Exhibit 5.12(A) hereto or Exhibit 10.15(A) to the Loan Agreement, which shall include a copy of such notice given from the holder of such Indebtedness (or agent on behalf of one or more holders);

(b) upon any Guarantor becoming aware of any default related to any Collateral, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(c) upon the entry of a judgment or decree against DriveTime, DriveTime Sales, Car Sales, any Guarantor, DT Warehouse or any of their respective Subsidiaries in an amount in excess of $500,000.00.

Each notice pursuant to this Section 5.12 shall be accompanied by a statement of an officer of the Guarantors setting forth details of the occurrence referred to therein and stating what action the Borrowers, the Guarantors or any Subsidiary of either Parent Company have taken or propose to take with respect thereto.

Section 5.13 Further Identification of Collateral. The Guarantors will furnish to the Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lenders may reasonably request, all in reasonable detail.

Section 5.14 Certificate of an Officer of the Guarantors. At the time that the Guarantors deliver financial statements to the Lenders in accordance with Section 5.3 hereof, the Guarantors shall forward to the Lenders a certificate of an officer of the Guarantors, which demonstrates that the Guarantors are in compliance with the covenants set forth in Section 5.5 and Section 6.3.

Section 5.15 Warehouse Facilities and other Indebtedness. Promptly and in no event more than ten (10) days after the effectiveness thereof, the Guarantors shall deliver to each Lender copies of (a) any documents, agreements or instruments evidencing a Warehouse Facility or other Indebtedness in an original principal amount of $1,000,000 or more, (b) any amendment, restatement, supplement or other modification to any Warehouse Facility or other Indebtedness, or credit facility evidenced by a credit facility agreement set forth on Exhibit 5.12(A) or any document, agreement or instrument executed in connection therewith, including, without limitation, any fee letter, waiver, consent, amendment, modification and any other document, agreement or instrument executed in connection with any of the foregoing.

Section 5.16 Formation of Subsidiaries. At the time that any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Guarantor shall (a) promptly provide notice to Agent and update Exhibit 4.1(P), (b) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary (other than Excluded Subsidiaries) to provide to Agent a joinder to this Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant Lenders a first priority Lien (subject to Permitted Liens) in and to the Collateral of such newly formed or acquired Subsidiary), (b) within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Lenders, which in their opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder. For purposes hereof, “Excluded Subsidiaries” means, as to any Guarantor, (a) Subsidiaries that are special purpose entities/single purpose entities, and (b) Subsidiaries not engaged in the business of selling motor vehicles and that as determined by Guarantors in their reasonable discretion unless notified by Agent in writing to the contrary, are otherwise not material to such Guarantor’s overall business operations and do not have a substantial interest in such Guarantor’s cash flow.

Section 5.17 Landlord Waivers. Guarantors shall use their best efforts to obtain and deliver to Agent, on behalf of the Lenders, executed landlord waivers covering all required locations to the extent not previously delivered prior to the Effective Date.

ARTICLE VI– NEGATIVE COVENANTS

Each Guarantor covenants and agrees that hereafter, without the Required Lenders’ prior written consent, which may or may not be given in the Required Lenders’ sole discretion, until all of the Guarantors’ obligations to Lenders with respect to this Agreement are performed and paid in full:

Section 6.1 Prohibition of Fundamental Changes. No Guarantor shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets or allow any Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose of substantially all of its assets to any Person; provided, that a Guarantor may (a) merge or consolidate with (i) any of its respective wholly owned Subsidiaries, or (ii) any other Person if such Guarantor is the surviving entity, or (iii) any Person included within the definition of DTCG if, after giving effect thereto, no Pre-Default Event or Event of Default would exist hereunder; or (b) allow such action with respect to any Subsidiary so long as such Subsidiary is not a Borrower or a Guarantor and was not required to be joined as a Borrower under Section 10.21 of the Loan Agreement or as a Guarantor under Section 5.16 hereof and such Subsidiary is not a material part of such Guarantor’s overall business operations; or (c) allow such action with respect to a Guarantor or any Subsidiary required to be joined as a Guarantor under Section 5.16 hereof if such Guarantor or Subsidiary has no assets at the time of such action or the Agent otherwise consents to such action.

Section 6.2 Change in Business. No Guarantor shall make any change in any of its business objectives, purposes and operations that could reasonably be expected to result in a Material Adverse Effect.

Section 6.3 Dividends. Neither DTAC nor DriveTime shall declare or pay dividends, either directly or indirectly, whether in cash or property or in any obligations of any member or stockholder of DTAC nor DriveTime, except: (a) if DTAC or DriveTime is a validly electing S corporation under §§1361 and 1362 of the Code, a quarterly dividend paid by DTAC and/or DriveTime, as applicable, to its stockholders in an amount not greater than the percentage of its Net Income (“S-Corp Net Income”) for such quarter equal to the highest combined federal, state and/or local tax rate (taking into account the deductibility of state and local taxes) applicable to any stockholder of DTAC and/or DriveTime, as applicable (provided, however, that the payment by DTAC and/or DriveTime, as applicable, of a quarterly dividend that exceeds such percentage of its S-Corp Net Income for such quarter will not constitute a breach of this clause (a) if the aggregate amount of all Restricted Payments paid by DTAC and/or DriveTime, as applicable, during such calendar year as of the date of such dividend does not exceed such percentage of its S-Corp Net Income for such quarter and all previous quarters during such calendar year) (the “S-Corp Permissible Dividend Amount”); (b) any S-Corp Permissible Dividend Amount to the extent unpaid but declared within 135 days after the end of such quarter, or (c) any Restricted Payment by DTAC or DTAG to its stockholders (other than as permitted under clauses (a) or (b)

hereof) in an aggregate amount not in excess of fifty percent (50.0%) of the Net Income of the DT Entities On A Consolidated Basis during any fiscal quarter.

Section 6.4 Transactions with Affiliates. No Guarantor shall enter into, or be a party to, any transaction including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or stockholder or member of any Guarantor, except, consistent with such Guarantor’s practice before entering into this Agreement, in the ordinary course of, and pursuant to the reasonable requirements of, such Guarantor’s business and upon fair and reasonable terms which are fully disclosed to each Lender and are no less favorable than such Guarantor would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of such Guarantor.

Section 6.5 Adverse Transactions. No Guarantor shall enter into any transaction that adversely affects the Collateral or any Guarantor’s ability to perform this Agreement or the Lenders’ rights under the Loan Documents.

Section 6.6 Collateral. Except as otherwise expressly permitted in this Agreement, no Guarantor shall convey or allow any ownership, security, or other, interest in the Collateral other than Permitted Liens. Each Guarantor will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created or permitted under this Agreement, and each Guarantor will defend the right, title and interest of the Lenders in and to any of the Collateral against the claims and demands of all persons whomsoever. The Guarantor may sell Inventory and Motor Vehicles to bona fide retail and auction customers in the ordinary course of business.

Section 6.7 Restricted Payments. No Guarantor shall make any Restricted Payments following an Event of Default or, if after giving effect to such Restricted Payment, an Event of Default would exist, including but not limited to the payments described in Section 6.3. Notwithstanding anything set forth in this Section 6.7 to the contrary and so long as no Event of Default for nonpayment under Section 12.1(a) or Section 12.1(b) of the Loan Agreement exists and is continuing, DTAC and/or DriveTime may pay, as applicable, to its stockholders the S-Corp Permissible Dividend Amount.

Section 6.8 Accounting Methods. No Guarantor shall modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 6.9 Fictitious Names; Title to Collateral. No Guarantor and, other than Car Sales, no Person included within the definition of DTCG nor any Affiliate of any Person included within such definition shall use the trade or fictitious trade name of “DriveTime”.

Section 6.10 No Additional Indebtedness. No Guarantor shall create or permit to exist any inventory or floorplan Indebtedness for which any Guarantor is directly liable, or any Indebtedness secured by any Motor Vehicles or Inventory or the deposits or proceeds related thereto for which any Guarantor is directly liable, except the following:

(a) The Guaranteed Obligations; and

(b) Any Indebtedness not otherwise permitted under this Section 6.10 and for which the respective lender or creditor has entered into an intercreditor agreement with Agent, on behalf of the Lenders, in form and substance satisfactory to the Agent.

ARTICLE VII- EVENTS OF DEFAULT; REMEDIES

Section 7.1 Default. An event of default (“Event of Default”) under this Agreement shall exist if there shall be an Event of Default under any of the Loan Documents. If an Event of Default occurs, the Guaranteed Obligations shall be due immediately and payable upon demand, other than Guaranteed Obligations under any Swap Agreements with any Lender or any Lender Affiliate, which shall be due in accordance with and governed by the provisions of said Swap Agreements, and, Agent, on behalf of Lenders, may exercise any rights and remedies as provided in this Agreement and other Loan Documents, or as provided at law or equity. Guarantors shall pay interest on the Guaranteed Obligations from such Event of Default at the highest rate of interest charged on any of the Guaranteed Obligations.

Section 7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies set forth in this Section 7.2. The rights and remedies shall be cumulative, and not exclusive, except to the extent required by law. The Agent’s exercise of any right, remedy or attorney-in-fact appointment shall not relieve the Guarantors of any of their obligations to the Lenders.

(a) All of the right and remedies of a secured party on default under the UCC or any other applicable law, including, the right to appoint a receiver.

(b) The right at any time to (i) enter through self-help and without judicial process, upon the premises of any Guarantor, without any obligation to pay rent to any Guarantor, or to enter any other place or places where the Collateral (including Certificates of

Title) is located and kept, and remove the Collateral or remain on and use the premises for the purpose of collecting or disposing of the Collateral, and (ii) require any Guarantor to assemble the Collateral and make it available to Agent at a place to be designated by the Required Lenders.

(c) The right to sell or otherwise dispose of all or any of the Collateral at public or private sale, as the Required Lenders in their sole discretion may deem advisable; and such sales may be adjourned from time to time with or without notice. The Agent shall have the right to conduct such sales on any Guarantor’s premises without charge for such time and Collateral as the Agent may see fit. The Agent, on behalf of the Lenders, is hereby granted a license or other applicable right to use, without charge, any Guarantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and any Guarantor’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for this purpose. The Agent, on behalf of the Lenders, shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Guarantors’ obligations to such Lender. The Agent, on behalf of the Lenders, may set a reserve price for any public or private sale of the Collateral. If any deficiency shall arise from the disposition of Collateral, the Guarantors shall remain liable to the Lenders therefore. Each Guarantor agrees that the Inventory and the Motor Vehicles are a type of collateral customarily sold on a recognized market.

(d) The right at any time and from time to time thereafter, without notice to the Guarantors, (i) to collect and foreclose, by legal proceedings or otherwise, the Collateral in the name of the Lenders or Guarantors and (ii) to take control, in any manner, of any item of payment for or proceeds of the Collateral. Neither the Agent nor the Lenders are obligated to pursue the Collateral or any other Person in order to enforce the Guarantors’ obligations to Lenders.

(e) The right to carry out the actions within the scope of each Guarantor’s appointment of the Agent as attorney-in-fact.

Section 7.3 Injunctive Relief. Each Guarantor recognizes that if there is an Event of Default then, depending on the nature of the Event of Default, it may be that no remedy at law will provide complete or adequate relief to the Agent on behalf of the Lenders, and the Agent, on behalf of the Lenders, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. The injunctive relief shall not be a waiver of Agent’s (on behalf of Lenders) or any Lender’s rights to other relief and remedies.

Section 7.4 Notice. Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral, which is given pursuant to Section 7.2 at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Guarantors. Notice of less duration shall not be presumed to be commercially unreasonable or unfair.

Section 7.5 Appointment of the Agent as Each Guarantor’s Lawful Attorney.

Upon the occurrence and during the continuation of a Pre-Default Event or an Event of Default, each Guarantor irrevocably appoints Agent (and all persons designated by the Agent) as such Guarantor’s true and lawful attorney-in-fact to act in such Guarantor’s place in such Guarantor’s or the Agent’s name to: (a) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as the Required Lenders deem advisable; (b) take control, in any manner, of any item of Collateral or any payment or proceeds with respect to the Collateral; (c) prepare, file and sign such Guarantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral; (d) do all acts and things necessary, in the Required Lenders’ sole discretion, to exercise the Agent’s rights granted in or referred to in Section 7.2 of this Agreement; (e) endorse the name of such Guarantor upon any item of payment or proceeds consisting of or relating to the Collateral and deposit the same to the account of the Lenders for application to the Guaranteed Obligations; (f) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which such Guarantor has access; (g) open such Guarantor’s mail to collect Collateral and direct the post office to deliver such Guarantor’s mail to an address designated by the Agent; and (h) do all things necessary to carry out and enforce this Agreement which such Guarantor has failed to do. Each Guarantor ratifies and approves all acts of the Agent as the Guarantor’s attorney-in-fact. Agent shall not, when acting as attorney-in-fact, be liable for any acts or omissions, or for any error of judgment or mistake of fact or law, except for actions taken in bad faith or resulting from Agent’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until all payment and performance obligations of the Guarantors to the Lenders have been fully satisfied. Each Guarantor shall, upon request of the Agent, execute powers of attorney to separately evidence the foregoing powers granted to the Agent. All costs, fees and expenses incurred by the Agent, or for which the Agent becomes obligated, in connection with exercising any of the foregoing powers shall be payable to the Agent by the Guarantors on demand by the Agent and until paid shall be part of the Obligations.

ARTICLE VIII– INDEMNITIES AND EXPENSES

Section 8.1 Indemnification. Each Guarantor agrees to indemnify Agent and each Lender and any other Person acting on behalf of Agent or any Lender from and against all claims, lawsuits and liabilities (including reasonable attorneys fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or any other Loan Document to which such Guarantor is a party, except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the Loan Agreement and the repayment of the Guaranteed Obligations.

Section 8.2 Fees and Expenses. Guarantors, jointly and severally, shall, upon demand, pay to Agent and any other Person acting on its behalf all the fees and expenses which Agent or such Person may incur in connection with (a) the administration of this Agreement, (b) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (c) the exercise or enforcement of any of the rights of Agent hereunder, or (d) the failure by any Guarantor to perform or observe any of the provisions hereof.

ARTICLE IX - GENERAL TERMS AND CONDITIONS

Section 9.1 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without reference to the choice of law doctrine (but with reference to Sections 5-1401 and 5-1402 of the New York General Obligations Law), and shall constitute a security agreement within the meaning of the UCC.

Section 9.2 Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

If to the Guarantors:	DT Acceptance Corporation Attn.: General Counsel 4020 E. Indian School Road Phoenix, AZ 85018

With a copy to:	Snell & Wilmer L.L.P. Attn: Brian Burke, Esq. One Arizona Center Phoenix, AZ 85004-2202

If to the Agent:	Wells Fargo Bank, N.A. Attn.: Loan Servicing Specialist 1525 W.T. Harris Blvd. Charlotte, NC 28262 Re: DriveTime Automotive Group, Inc. et al.

If to the Lenders:	Wells Fargo Bank, N.A. Commercial Lending Services Attn: Loan Administration Manager MAC – D1644-018 1451 Thomas Langston Road Winterville, NC 28590 Re: DriveTime Automotive Group, Inc. et al.

Manheim Automotive Financial Services, Inc. Attn.: Katherine Decker 400 Northridge Road, Suite 800 Atlanta, GA 30350 Facsimile: 678-645-3720 Email: Kathy.Decker@manheim.com

Santander Consumer USA Inc. Attn.: Eldridge Burns 8585 North Stemmons Freeway, Suite 1100 North Dallas, Texas, 75247 Facsimile: 972-755-8382 Email: eburns@santanderauto.com

With copies to:

Wells Fargo Dealer Services

100 North Main Street (MAC D4001-08A)

Winston-Salem, NC 27150

Attn.: National Accounts Director

                    - and -

Marcus, Brody, Ford & Kessler, L.L.C.

5 Becker Farm Road

Roseland, NJ 07068

Attn.: Jane L. Brody, Esq.

                    - and -

Dow Lohnes PLLC

1200 New Hampshire Avenue, NW

Washington, DC 20036

Attn.: Timothy J. Kelley, Esq.

Section 9.3 Headings. Section and paragraph headings have been inserted in this Agreement as a matter of convenience for reference only. The section and paragraph headings shall not be used in the interpretation of this Agreement.

Section 9.4 Severability. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

Section 9.5 Intentionally Omitted.

Section 9.6 Debtor-Creditor Relationship; Independent Contractor. The relationship between the Lenders and Agent, on the one hand, and the Borrowers and Guarantors, on the other hand, is solely that of creditor and debtor. No Lender has (or shall be deemed to have) any fiduciary relationship or duty to any Borrower or Guarantor arising out of or in connection with the Loan Documents or the transactions contemplated thereby. Each Guarantor is an independent contractor in all matters relating to this Agreement and the Collateral and there is no agency or joint venture relationship between the Lenders, on the one hand, and the Borrowers and Guarantors, on the other hand, by virtue of any Loan Document or any transaction contemplated therein. No Guarantor has the authority to act on behalf of or bind Lender.

Section 9.7 Approvals. If this Agreement calls for the approval or consent of the Lenders, such approval or consent may be given or withheld in the discretion of the Required Lenders unless otherwise specified herein.

Section 9.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Guarantors, the Agent and the Lenders, and their respective successors and assigns; provided, that neither any Guarantor nor any Lender may assign any of its rights or obligations hereunder without the prior written consent of the Agent and the Required Lenders, and any such assignment made without such consent will be void. Notwithstanding anything set forth herein to the contrary, any Lender may, without the consent of the Agent and the Required Lenders, assign its rights and obligations under this Agreement solely to the extent provided for in Section 13.8 of the Loan Agreement.

Section 9.9 Participation. Any Lender may, solely in accordance with Section 13.8 of the Loan Agreement, sell to one or more lender or other entities (“Participants”) participating interests in any Advance, the Notes, its commitment to make Advances, or any other interest of such Lender under the Loan Agreement, this Agreement and under the other Loan Documents. Each Guarantor agrees to cooperate with the Lenders in connection with any such participation and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Loan Documents in order to give effect to such participation. Each Guarantor further agrees to furnish to any Participant identified by the Lenders to the Guarantors copies of all reports and certificates to be delivered by the Guarantors to the Lenders hereunder, as and when delivered to the Lenders.

Section 9.10 Amendments. This Agreement may not be modified, altered or amended, and no provision hereof may be waived, except by an agreement in writing signed by the Guarantors and, upon approval of the Required Lenders, the Agent, on behalf of the Lenders. The rights of the Lenders granted in or referred to in this Agreement shall apply to any modification of or supplement to the Loan Documents.

Section 9.11 Waiver by Borrower. Except as otherwise provided for in this Agreement, each Guarantor waives (a) notice and consummation of presentment, demand, protest, dishonor, intent to accelerate, and acceleration; (b) all rights to notice and a hearing prior to taking possession or control of, or the Lenders’ replevy, attachment or levy upon, the Collateral; (c) any bond or security in a judicial proceeding as a condition to the Lenders exercising any of the Lenders’ remedies; and (d) the benefit of all valuation, appraisement and exemption laws. The failure or delay of any Guarantor to strictly enforce the terms of this Agreement shall not be a waiver of such Guarantor’s right to do so.

Section 9.12 Waiver by Lenders. Any failure by any Lender or any Person acting on behalf of any Lender, at any time or times hereafter, to require strict performance by the Guarantors of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of any Lender or such Person thereafter to demand strict performance therewith. Any suspension or waiver by the Lenders of an Event of Default by the Guarantors under the Loan Documents shall not suspend, waive or affect any other Event of Default by the Guarantors under the Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Guarantors contained in the Loan Documents and no Event of Default by the Guarantors under the Loan Documents shall be deemed to have been suspended or waived by the Lenders or any other Person acting on Lenders’ behalf unless such suspension or waiver is by an instrument in writing signed by the Required Lenders or Unanimous Lenders, as applicable, and identifies the matter waived or suspended. Any consent or approval by the Lenders pursuant to this

Agreement is not a waiver by the Lenders of, or an admission by the Lenders of the truth of, any Guarantor’s representations and warranties in this Agreement.

Section 9.13 Waiver by Agent. Any failure by Agent, on behalf of Lender, or any Person acting on behalf of Agent, at any time or times hereafter, to require strict performance by the Guarantors of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Agent, on behalf of Lenders, or such Person thereafter to demand strict performance therewith. Any suspension or waiver by Agent, on behalf of Lenders, of an Event of Default by the Guarantors under the Loan Documents shall not suspend, waive or affect any other Event of Default by the Guarantors under the Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Guarantors contained in the Loan Documents and no Event of Default by the Guarantors under the Loan Documents shall be deemed to have been suspended or waived by Agent, on behalf of the Lenders, or any other Person acting on Agent’s behalf unless such suspension or waiver is by an instrument in writing signed by the Agent or the Required Lenders or the Unanimous Lenders, as the case may be, and identifies the matter waived or suspended. Any consent or approval by the Agent, on behalf of the Lenders, pursuant to this Agreement is not a waiver by the Agent of, or an admission by the Agent, on behalf of the Lenders, of the truth of, any Guarantor’s representations and warranties in this Agreement.

Section 9.14 Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 9.15 Entire Agreement. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 9.16 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Lender to identify such Guarantor in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Guarantors and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of Guarantors, and Guarantors hereby agree to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall be at the expense of and for the account of Borrowers.

Section 9.17 Publicity. No Guarantor shall provide a copy of this Agreement to any Person (other than an Affiliate of any Guarantor) without obtaining the prior written consent of each Lender; provided, that each Guarantor and their respective Affiliates shall have the right to provide a copy of this Agreement (subject to the agreement of the party to whom it is disclosed to keep the copy of this Agreement and all information contained herein confidential) without such consent to:

(a) such Guarantor’s or such Guarantor’s Affiliates’ lenders, funding or financing sources (other than with respect to lenders, funding or financing sources with respect to a lending facility entered into or proposed to be entered into for the same purposes as this Agreement);

(b) such Guarantor’s or such Guarantor’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies;

(c) any Person that provides statistical analysis and/or information services to a Guarantor or any of their respective Affiliates;

(d) any Governmental Authority to which any Guarantor or such Guarantor’s Affiliates are subject at the request or pursuant to any requirement of such Governmental Authority; and

(e) any Person (i) to the extent required by any Requirement of Law, (ii) in response to any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation, or (iv) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.

Section 9.18 Survival. The obligations of the Guarantors under Section 8.1, Section 8.2 and Section 9.17 hereof shall survive the repayment of the Advances and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lenders shall not be deemed to have waived, by reason of making any Advance, any Pre-Default Event that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

Section 9.19 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING AGENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH LENDER, BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO ANY OTHER PARTY FOR, (A) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE ARISING HEREUNDER, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

Section 9.20 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO, INCLUDING AGENT AND EACH LENDER BY ACCEPTANCE HEREOF, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

Section 9.21 Acknowledgments. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) each Lender has no fiduciary relationship to any Guarantor, and the relationship between the Guarantor and each Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between any Lender and any Guarantor.

Section 9.22 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lenders or Guarantors, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 9.23 Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of each Lender.

Section 9.24 Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

ARTICLE X– GUARANTOR CONTRACT COLLATERAL

Section 10.1 Guarantor Contract Collateral. As used herein, “Guarantor Contract Collateral” shall mean each Contract owned by the Guarantors and each of the following items with respect to such Contract:

(a) the Contract Debtor Documents excluding Certificates of Title until such time as application has been made to transfer title to the related Contract Debtor;

(b) the Contract Rights;

(c) any payments from a bank account of, and any electronic funds transfers from, any Contract Debtor or Contract Rights Payor;

(d) any associated chattel paper, lease, instrument, installment sale contract or installment loan contract;

(e) all rights of a Guarantor in and to the related Financed Vehicle, including any repossessed Financed Vehicle except if a Guarantor includes the repossessed Financed Vehicle as an Eligible Vehicle, and in and to any other collateral securing such Contract, including any security deposit;

(f) any contract purchase discount;

(g) any rights of a Guarantor to dealer reserves or rate participation with respect to such Contract, if any;

(h) any money, payments or proceeds of any insurance policies with respect to any or all Contracts or any Financed Vehicles with respect to which a Guarantor is solely or jointly the owner or is insured or is the loss payee or is a beneficiary, including any insurance proceeds;

(i) all books and records of the Guarantors (including financial statements, accounting records, customer lists, credit files, computer programs, electronic data print-outs and other computer materials and records) with respect to such Contract;

(j) all accessions to, substitutions for and all replacements and products of, any of the foregoing property; and

(k) all money, instruments and other proceeds of the foregoing.

Each secured creditor and transferee, purchaser and assignee of Guarantor Contract Collateral will be a third party beneficiary of this provision.

Notwithstanding anything set forth in this Section 10.1 to the contrary, the Guarantor Contract Collateral shall not include any Collateral or any Motor Vehicle after such time as such Motor Vehicle has become a Liquidated Vehicle, unless and until (if at all) such Motor Vehicle subsequently again becomes a Financed Vehicle under a Contract.

Signature pages to follow.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty and Security Agreement effective as of the date first written above.

WELLS FARGO BANK, N.A., as Agent on behalf of the Lenders

By:	/s/ Michael R. Burkitt
	Name:	Michael R. Burkitt
	Title:	Senior Vice President

DT ACCEPTANCE CORPORATION

By:	/s/ Raymond Fidel
	Name:	Raymond Fidel
	Title:	CEO

GFC LENDING, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

DT CREDIT COMPANY, LLC

By:	/s/ Raymond Fidel
Name:	Raymond Fidel
Title:	President

DT JET LEASING, LLC

By: DT CREDIT COMPANY, LLC,
its Sole Manager and Sole Member

By:	/s/ Raymond Fidel
	Name:	Raymond Fidel
	Title:	President

[SIGNATURE PAGE TO GUARANTY AND SECURITY AGREEMENT]

SCHEDULE OF EXHIBITS

Article IV Exhibits:

4.1(A)	4.1(a) (“Organization, Good Standing	Places of Business; Jurisdiction
	Name and Location”)	of Organization

4.1(F)	4.1(f) (“No Proceedings”)	Litigation; Other Proceedings

4.1(P)	4.1(p) (“Subsidiaries”)	Active and Inactive Subsidiaries

Article V Exhibits:

5.3	5.3 (“Financial Statements	Compliance Certificate
and Access to Records”)

5.12(A)	5.12(a) (“Duty to Notify Lenders”)	Credit Facility Agreements

EXHIBIT 4.1(A)

PLACES OF BUSINESS; JURISDICTION OF ORGANIZATION

1.	Jurisdiction and Principal Place of Business and Chief Executive Office

Borrower	Jurisdiction	Principal Place of Business and Chief Executive Office

DT Acceptance Corporation	Arizona	4020 East Indian School Road, Phoenix, Arizona 85018

GFC Lending LLC	Arizona	4020 East Indian School Road, Phoenix, Arizona 85018

DT Credit Company, LLC	Arizona	4020 East Indian School Road, Phoenix, Arizona 85018

DT Jet Leasing, LLC	Arizona	4020 East Indian School Road, Phoenix, Arizona 85018

2.	Locations of retail sales of Inventory and Motor Vehicles

Location Name	Address	City	State	Zip
Mobile	1017 E. I65 Service Rd S.	Mobile	Alabama	36606
Pelham	2205A Pelham Pkwy.	Pelham	Alabama	35124
Bell Road	1515 E Bell Rd	Phoenix	Arizona	85022
Glendale	5104 W Glendale Ave	Glendale	Arizona	85301
Mesa	333 S Alma School Rd	Mesa	Arizona	85210
Chandler	400 N Arizona Ave	Chandler	Arizona	85225
Camelback	2143 W. Camelback Rd	Phoenix	Arizona	85015
Grant	2301 N Oracle	Tucson	Arizona	85705
Riverside	8341 Indiana Ave	Riverside	California	92504
Montclair	10477 Central Ave	Montclair	California	91763
Torrance	18313 Hawthorne Blvd	Torrance	California	90504
Downey	9262 Firestone Blvd	Downey	California	90241
W. Colfax	11000 W. Colfax Ave.	Lakewood	Colorado	80215
Havana	625 S. Havana Street	Aurora	Colorado	80012
Lakeland	1825 W Memorial Blvd	Lakeland	Florida	33815
Pinellas Park	11700 US Hwy 19 N	Clearwater	Florida	33764
Bradenton	1709 W Cortez Rd	Bradenton	Florida	34207
Florida Ave	11704 N Florida Ave	Tampa	Florida	33612
Brandon	8805 E Adamo Dr	Tampa	Florida	33619
Ocala	2111 S Pine Avenue	Ocala	Florida	34474
Leesburg	10941 US Hwy 441	Leesburg	Florida	34788
West Colonial	3350 W. Colonial Drive	Orlando	Florida	32808
Kissimmee	920 W Vine St	Kissimmee	Florida	34741

Location Name	Address	City	State	Zip
Sanford	2904 S Orlando Dr	Sanford	Florida	32771
OBT	6036 S. Orange Blossom Trail	Orlando	Florida	32809
Hwy 50	11247 E. Colonial Drive	Orlando	Florida	32817
Blanding	220 Blanding Blvd.	Orange Park	Florida	32073
Atlantic	10384 Atlantic Blvd.	Jacksonville	Florida	32225
Cassat	1831 Cassat Ave.	Jacksonville	Florida	32210
Augusta	3212 Washington Road	Augusta	Georgia	30907
Memorial	5554 Memorial Dr	Stone Mountain	Georgia	30083
Marietta	502 Cobb Parkway	Marietta	Georgia	30062
College Park	5620 Old National Hwy	College Park	Georgia	30349
Conyers	1530 Iris Drive	Conyers	Georgia	30094
Morrow	6800 S. Jonesboro Road	Morrow	Georgia	30260
Shadeland Ave	1202 N. Shadeland Ave.	Indianapolis	Indiana	46219
Lafayette Road	3717 Lafayette Road	Indianapolis	Indiana	46222
Jackson	5326 I 55 North	Jackson	Mississippi	39211
Fremont[1]	3333 E Fremont St	Las Vegas	Nevada	89104
Decatur	1616 S. Decatur Blvd.	Las Vegas	Nevada	89102
Central SW	5306 Central Ave SW	Albuquerque	New Mexico	87105
Wyoming	700 Wyoming Blvd NE	Albuquerque	New Mexico	87123
Alameda	5201 Alameda Blvd., NE	Albuquerque	New Mexico	87113
Independence	6520 Independence	Charlotte	North Carolina	28212
South Blvd.	7301 South Blvd.	Charlotte	North Carolina	28273
Gastonia	4820 Wilkinson Blvd.	Gastonia	North Carolina	28056
Tryon	5416 N. Tryon	Charlotte	North Carolina	28213
Concord	788 Concord Parkway, North	Concord	North Carolina	28027
Wendover	3612 W. Wendover Ave.	Greensboro	North Carolina	27407
Peters Creek Pkwy.	1370 Peters Creek Pkwy.	Winston-Salem	North Carolina	27103
Capital Blvd.	3628 Capital Blvd.	Raleigh	North Carolina	27604
Fayetteville	5421 Raeford Rd.	Fayetteville	North Carolina	28304
Fairfield	5910 Dixie Highway	Fairfield	Ohio	45014
Hwy 240	741 W. I -240 Service Rd	Oklahoma City	Oklahoma	73139
Tulsa	4423 S. Memorial Dr.	Tulsa	Oklahoma	74145
Charleston	2125 Savannah Highway	Charleston	South Carolina	29414
Greystone	178 Greystone Blvd.	Columbia	South Carolina	29210
Laurens Road	2736 Laurens Road	Greenville	South Carolina	29607
Chattanooga	6000 Shallowford Rd.	Chattanooga	Tennessee	37421
Knoxville	8801 Kingston Pike	Knoxville	Tennessee	37923
Covington Pike	2177 Covington Pike	Memphis	Tennessee	38128
Gallatin	1540 Gallatin Pike N.	Madison	Tennessee	37115
Antioch	520 Collins Park Drive	Antioch	Tennessee	37013
Garland Road	12180 Garland Rd	Dallas	Texas	75218
North 45	9645 North Freeway	Houston	Texas	77037

[1]

This dealership is relocating to 3030 E. Sahara, Las Vegas, Nevada on October 29, 2011 and the current property located at 3333 E Fremont St., Las Vegas, Nevada will be surrendered to the landlord on October 31, 2011.

Location Name	Address	City	State	Zip
Gulf Freeway	11205 Gulf Freeway	Houston	Texas	77034
Redbird	4200 W Camp Wisdom Road	Dallas	Texas	75237
Hwy 121	400 N. Riverside Drive	Ft. Worth	Texas	76111
Arlington	821 E. Division	Arlington	Texas	76011
Alta Mere	3333 Alta Mere Drive	Fort Worth	Texas	76116
Plano	1030 N. Central Expressway	Plano	Texas	75074
Lewisville	1280 S. Stemmons Fwy	Lewisville	Texas	75067
Irving	100 E. Airport Fwy	Irving	Texas	75062
Loop 410	2890 Cinema Ridge	San Antonio	Texas	78238
New Braunfels	188 IH35 South	New Braunfels	Texas	78130
San Pedro	5703 San Pedro	San Antonio	Texas	78212
Judson	6728 Randolph Blvd	Live Oak	Texas	78233
I-35	1901 SW Military Dr	San Antonio	Texas	78221
Stassney	5432 S. IH-35	Austin	Texas	78745
Temple	3301 General Bruce Drive	Temple	Texas	76504
Round Rock	2335 S. IH-35	Round Rock	Texas	78664
Mechanicsville	3300 Mechanicsville Turnpike	Henrico	Virginia	23223
Broad Street	4112 W Broad St	Henrico	Virginia	23230
Petersburg	2535 S Crater Road	Petersburg	Virginia	23805
Arch Road	9301 Midlothian Turnpike	Richmond	Virginia	23235
VA Beach Blvd.	6200 E. Virginia Beach Blvd.	Norfolk	Virginia	23502
Newport News	11292 Jefferson Ave.	Newport News	Virginia	23601
Chesapeake	1705 S. Military Hwy	Chesapeake	Virginia	23320

4.	Inspection Centers/Reconditioning Centers

Location Name	Address	City	State	Zip
Phoenix I.C.	4515 E Miami St	Phoenix	Arizona	85034
National I.C. Managers	4020 E. Indian School Road	Phoenix	Arizona	85018
Montclair I.C.	10477 Central Ave	Montclair	California	91763
Denver I.C.	11000 W. Colfax Ave.	Lakewood	Colorado	80215
Clearwater I.C.	5253 126th Ave N	Clearwater	Florida	33760
Orlando I.C.	2451 McCracken Road	Sanford	Florida	32773
Atlanta I.C.	63 Pierce Road	Winder	Georgia	30680
Fremont I.C.[2]	3333 E Fremont St	Las Vegas	Nevada	89104
Wyoming I.C.	700 Wyoming Blvd NE	Albuquerque	New Mexico	87123
Charlotte I.C.	5707 Transport Drive	Charlotte	North Carolina	28269
Memphis I.C.	2175 Covington Pike	Memphis	Tennessee	38128
Redbird I.C.	4201 W Camp Wisdom Road	Dallas	Texas	75237

[2]

This inspection center is relocating to 3030 E. Sahara, Las Vegas, Nevada on October 29, 2011 and the current property located at 3333 E Fremont St., Las Vegas, Nevada will be surrendered to the landlord on October 31, 2011.

Location Name	Address	City	State	Zip
Blue Mound I.C.	1123 Cantrell Sansom Rd.	Dallas	Texas	76131
Foster Road I.C.	1120 N. Foster Road	San Antonio	Texas	78219
Midlothian I.C.	5300 Midlothian Turnpike	Richmond	Virginia	23225

5.	Trade or Fictitious Names

Borrower	Trade or Fictitious Names

DT Acceptance Corporation	None

GFC Lending LLC	Go Financial

DT Credit Company, LLC	None

DT Jet Leasing, LLC	None

EXHIBIT 4.1(F)

LITIGATION; OTHER PROCEEDINGS

1. On August 27, 1999, DT Finance Corporation, Car Sales, DTCC and Champion Financial Services, Inc. were served with a subpoena duces tecum from the State of Arizona office of the Attorney General Consumer Protection and Advocacy Section requesting information in connection with an investigation under the Consumer Fraud Act (A.R.S. §§ 44-1521 et. seq.).

2. On December 7, 2001, the office of the Arizona Attorney General presented DriveTime with a Civil Investigative Demand seeking certain information about DriveTime and its business practices.

3. In August 2008, DriveTime received a Civil Investigative Demand (the “Demand”) from the State of Texas, Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The Demand indicates it is the subject of an investigation of possible violations of the Texas Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing and selling of used cars. DriveTime met with the Texas Attorney General’s Office to provide them with an overview of DriveTime and discuss the requested materials. At the meeting, DriveTime agreed on some minor changes in the requested materials. In addition, the Attorney General’s Office indicated that: (1) it was not their intent to file an action against DriveTime; (2) they would review the materials DriveTime provided to them; and (3) if there were any concerns they would contact us to meet, discuss and resolve the concerns. Their goal is simply to ensure DriveTime is or will become compliant with Texas laws. Since that time, DriveTime has responded to two additional requests for information, the Attorney General’s office inspected an Inspection Center in San Antonio and spoke with several employees, and DriveTime has not heard from the Attorney General’s office since early 2010. DriveTime expects to fully cooperate with the Texas Attorney General’s Office in responding to the demand and any follow up discussions with them. DriveTime believes it is in compliance with all applicable Texas laws and regulations.

4. On February 24, 2011, the Nevada Supreme Court denied DriveTime’s appeal regarding an adverse administrative ruling related to the efficacy of certain sales tax refunds DriveTime had requested for the 2002 and 2003 tax years. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit for tax years 1998-2001, allowed such refunds. The Department is now taking the position that DriveTime does not qualify to claim such refunds under the State’s statute. DriveTime also files for and receives sales tax refunds in states other than Nevada related to sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from DriveTime customers. To our knowledge, this decision by the State of Nevada should not affect DriveTime’s position regarding sales tax refunds in states other than Nevada. On March 14, 2011, DriveTime filed a motion for reconsideration with the Nevada Supreme Court as DriveTime maintains its belief that it is entitled to these sales tax refunds. On March 28, 2011, DriveTime received notice that the Department of Taxation had denied DriveTime’s motion. In April 2011, the Nevada Supreme Court denied DriveTime’s petition to rehear its appeal regarding certain sales tax refunds from the 2002 and 2003 tax years. As a result, in the fourth quarter of 2010, DriveTime accrued a liability related to this matter. As of March 31, 2011, the amount accrued is $5.7 million.

EXHIBIT 4.1(P)

ACTIVE AND INACTIVE SUBSIDIARIES

Active Subsidiaries

DT Acceptance Corporation

DT Warehouse, LLC

DT Warehouse II, LLC

DT Warehouse III, LLC

DT Warehouse IV, LLC

DT Credit Company, LLC

DT Jet Leasing, LLC

7300 East Hampton LLC

GFC Lending LLC

DT Receivables Company 8A, LLC

DT Receivables Company 9B, LLC

DT Receivables Company 9-1, LLC

DT Receivables Company 10-1, LLC

DT Receivables Company 11-1, LLC

DT Receivables Company 11-2, LLC

DT Receivables Company 11-3, LLC

GFC Lending LLC

None

DT Credit Company, LLC

DT Jet Leasing, LLC

DT Jet Leasing, LLC

None

Non-active Subsidiaries

None

EXHIBIT 5.3

COMPLIANCE CERTIFICATE

DT ACCEPTANCE CORPORATION

GFC LENDING LLC

DT CREDIT COMPANY, LLC

DT JET LEASING, LLC

To:	Wells Fargo Bank, N.A.
Commercial Lending Services
Attn: Loan Administration Manager
MAC – D1644-018
1451 Thomas Langston Road
Winterville, NC 28590
Re:	DriveTime Automotive Group, Inc. et al.

Manheim Automotive Financial Services, Inc.

Attn: Kathy Decker

400 Northridge Road, Suite 800

Atlanta, Georgia 30350

Santander Consumer USA Inc.

Attn: Eldridge Burns

8585 North Stemmons Freeway, Suite 1100

North Dallas, Texas, 75247

(each a “Lender” and collectively the “Lenders”).

Re:	Guaranty and Security Agreement dated October 28, 2011 (the “Guaranty”), by and between DT Acceptance Corporation, GFC Lending LLC, DT Credit Company, LLC and DT Jet Leasing, LLC (each a “Guarantor” and collectively the “Guarantors”), Wells Fargo Bank, N.A., as agent for the Lenders.

The undersigned duly authorized officers of the Guarantors certify for purposes of Section 5.3 of the Guaranty that:

1.	the enclosed consolidated financial statements fairly present the financial condition and results of operations of DTCG in accordance with GAAP, consistently applied, as at the end of, and for such fiscal period [year].

2.	to the best of the undersigned’s knowledge, during such fiscal period [year] each Guarantor has observed and performed all of its covenants and other agreements, and satisfied every material condition, contained in the Guaranty and the other Loan Documents to be observed, performed or satisfied by it.

3.	the undersigned has obtained no knowledge that any Pre-Default Event or Event of Default has occurred and is continuing [except as set forth in reasonable detail on the attached Exhibit A hereto, which describes the action the Guarantors have taken or propose to take with respect thereto].

4.	set forth on Schedule 1 attached hereto are detailed calculations as of , 20 for each financial covenant required pursuant to 5.5 of the Guaranty.

Capitalized terms used herein and not specifically herein defined shall have the meanings ascribed to them in the Guaranty.

IN WITNESS WHEREOF, the undersigned have [has] hereto set their [his] hand the      day of                     , 20    .

DTACCEPTANCE CORPORATION

By:
Name:
Title:

GFC LENDING LLC

By:
Name:
Title:

DT CREDIT COMPANY, LLC

By:
Name:
Title:

DT JET LEASING, LLC

By:
Name:
Title:

SCHEDULE 1

COVENANT COMPLIANCE CERTIFICATE

EXHIBIT 5.12(A)

CREDIT FACILITY AGREEMENTS

1.	Santander Term Residual Facility

2.	DB Warehouse Facility

3.	RBS Warehouse Facility

4.	UBS Warehouse Facility

5.	Senior Secured Notes